UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2006
ARADIGM CORPORATION

(Exact name of registrant as specified in its charter)

California	0-28402	94-3133088

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3929 Point Eden Way
Hayward, CA 94545

(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code (510) 265-9000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On October 4, 2006, the Board of Directors (the “Board”) of Aradigm Corporation (the “Company”) adopted, as recommended by the Compensation Committee, a new policy for the compensation of non-employee directors effective October 1, 2006. Non-employee directors of the Company will receive, until changed by the Board, fees for service on the Board and its committees (including attendance at up to a specified number of meetings) as listed in the table below:

Annual retainer for Chairman of the Board (up to 6 meetings)	$50,000
Fee to Chairman for additional Board meetings	$1,500
Annual retainer for other directors (up to 6 meetings)	$30,000
Fee to other directors for additional Board meetings	$1,000
Annual retainer for Chairman of the Audit Committee (up to 4 meetings)	$15,000
Annual retainer for Chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee (up to 4 meetings)	$10,000
Annual retainer for other members of the Audit, Compensation and the Nominating and Corporate Governance Committees (up to 4 meetings)	$5,000
Fee to Chairman of a committee for additional committee meetings	$1,500
Fee to other members of a committee for additional committee meetings	$1,000
          In addition, the Board adopted, as recommended by the Compensation Committee, a new policy for stock option grants to non-employee directors. Each non-employee director will continue to receive an automatic option grant upon election to the Board, and at each annual meeting of the shareholders thereafter. Under the new policy, newly elected directors will be granted an option to purchase 30,000 shares of the Company’s common stock upon election to the Board, the Chairman of the Board will be granted an option to purchase 35,000 shares of the Company’s common stock upon re-election to the Board and other members of the Board will be granted an option to purchase 20,000 shares of the Company’s common stock upon re-election to the Board.
          Since the non-employee directors, including the Chairman of the Board, received options to purchase 4,000 shares of the Company’s common stock at the time of this year’s annual meeting under the previous stock option policy, on October 4, 2006, the Board approved a grant of an option to purchase 31,000 shares of the Company’s common stock to the Chairman and a grant of an option to purchase 16,000 shares of the Company’s common stock to each of the Company’s other non-employee directors. The options have an exercise price equal to the closing price of the Company’s common stock on the date of grant.
          On October 4, 2006, the Board also approved, as recommended by the Compensation Committee, the performance objectives for Dr. Igor Gonda, the Company’s President and Chief Executive Officer, to receive a bonus of up to 100,000 shares of the Company’s common stock provided for in his employment agreement. Dr. Gonda can earn these shares if the Company’s stock price reaches certain price targets after each of the first two years of his employment.
          If the Company undergoes a change of control prior to the second anniversary of Dr. Gonda’s employment, he will be entitled to receive the remaining portion of his stock bonus if the per share price received by the Company’s stockholders in the change of control transaction exceeds a designated target. Further, if Dr. Gonda earns the first annual installment of his stock bonus but is terminated without cause prior to the second anniversary of his employment, he will be entitled to receive the remaining shares of his stock bonus.
          In no event will Dr. Gonda be entitled receive more than an aggregate of $1,000,000 of the Company’s common stock pursuant to his stock bonus.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION
Dated: October 11, 2006	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
	Title:	Chief Financial Officer and Secretary